Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-210832 on Form S-8 of our report dated March 6, 2017, relating to the combined and consolidated financial statements and financial statement schedule of MGM Growth Properties LLC appearing in this Annual Report on Form 10-K of MGM Growth Properties LLC for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 6, 2017